Exhibit 99.1

Investors and Media
Christopher Oltmann
(818) 264-4907

PennyMac Mortgage Investment Trust Reports

Second Quarter 2015 Results

Moorpark, CA, August 5, 2015 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $28.1 million, or $0.36 per diluted share, for the second quarter of 2015, on net investment income of $69.8 million. PMT previously announced a cash dividend for the second quarter of 2015 of $0.61 per common share of beneficial interest, which was declared on June 25, 2015 and paid on July 30, 2015.

Second Quarter 2015 Highlights

Financial results:

•	Diluted earnings per common share of $0.36, up 300 percent from the prior quarter
•	Net income of $28.1 million, up 274 percent from the prior quarter
•	Net investment income of $69.8 million, up 85 percent from the prior quarter
•	Book value per share of $20.39, down from $20.68 at March 31, 2015
•	Return on average equity of 7 percent, up from 2 percent for the prior quarter[1]

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1 Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

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Investment activities and correspondent production results:

•	Mortgage servicing rights (MSR) and excess servicing spread (ESS) investments, related to $83 billion in unpaid principal balance (UPB), grew to $754 million at June 30, 2015
o	Added $32 million in new MSR investments resulting from correspondent production activities
o	Invested $141 million in ESS on mini-bulk and flow acquisitions of Agency MSRs acquired by PennyMac Financial Services, Inc. (NYSE: PFSI) relating to $15.8 billion in UPB

Notable activity after the end of the second quarter:

•	Completed previously announced acquisition of $75 million in ESS from bulk Ginnie Mae MSRs totaling $8.5 billion in UPB
•	Completed deliveries into inaugural credit risk transfer transaction with Fannie Mae on $1.1 billion of PMT’s correspondent production

“PMT’s second quarter results benefited from improved performance in the distressed loan portfolio and strong performance in correspondent production, tempered by underperformance in our interest rate sensitive strategies,” said Stanford L. Kurland, PMT's Chairman and Chief Executive Officer.  “During the quarter we accessed our recently announced financing facilities and deployed capital into new investments in MSRs and ESS, as well as newer strategies such as credit risk transfer on PMT’s own mortgage production.  This focus on unique mortgage-related strategies should continue to provide PMT with steady investment opportunities at our targeted return levels.”

PMT reported pretax income of $25.1 million for the quarter ended June 30, 2015, compared to a pretax loss of $3.8 million in the first quarter of 2015.

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The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended June 30, 2015
	Investment	Correspondent
	Activities	Production	Consolidated
		(in thousands)
Net investment income:
Net interest income
Interest income	$36,336	$8,997	$45,333
Interest expense	24,976	4,763	29,739
	11,360	4,234	15,594
Net loan servicing fees	13,017	–	13,017
Net gain on mortgage loans acquired for sale	–	11,175	11,175
Net gain on investments	22,614	–	22,614
Other investment income	13	7,352	7,365
	47,004	22,761	69,765
Expenses:
Loan Fulfillment, Servicing and Management fees payable to PennyMac Financial Services, Inc.	17,463	15,785	33,248
Other	9,675	1,754	11,429
	27,138	17,539	44,677
Pretax income	$19,866	$5,222	$25,088

Investment Activities Segment

The Investment Activities segment generated pretax income of $19.9 million on revenues of $47.0 million in the second quarter, compared to a pretax loss of $8.2 million on revenues of $18.9 million in the first quarter. Net gain on investments totaled $22.6 million in the second quarter, compared to $3.4 million in the first quarter. Net gain on investments for the second quarter included valuation gains on distressed loans and ESS totaling $38.7 million, partially offset by losses of $14.8 million related to mortgage-backed securities (MBS) and mortgage loans held by a variable interest entity, net of valuation gains on the related asset-backed secured financing. Valuation losses on MBS resulted from higher mortgage rates during the quarter and a widening in mortgage spreads to the interest rate swap curve.

Net interest income earned on PMT’s investments in distressed loans, ESS, MBS and mortgage loans held by a variable interest entity decreased by $0.3 million to $11.4 million, driven by modestly higher leverage and borrowing costs. Capitalized interest from loan modifications, which increases interest income and reduces the loan valuation gains, totaled $9.9 million in the second quarter.

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Net loan servicing fees were $13.0 million in the second quarter, up from $8.0 million in the first quarter. The higher income was driven by an increase in the valuation of MSRs, net of hedging costs, along with an increase in servicing fees collected from a growing MSR portfolio.

The increase in mortgage rates during the quarter resulted in valuation gains on ESS and MSR valuation gains and impairment recovery due to lower projected prepayment activity, offset by hedging losses and actual prepayments on the underlying loans greater than expected. ESS valuation gains also include recapture income payable to PMT for prepayment activity during the quarter totaling $1.5 million. When prepayments result in a refinancing by PFSI, PMT generally benefits from recapture income.

Other investment gains were $13 thousand, compared to a $4.2 million loss in the first quarter driven by improved performance in PMT’s inventory of real estate owned (REO) properties.

Segment expenses were $27.1 million in the second quarter, unchanged from the prior quarter.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $30.1 million in the second quarter, compared to $17.2 million in the first quarter. Of the gains in the second quarter, $2.6 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

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The following schedule details the realized and unrealized gains on mortgage loans:

	Quarters ended
	June 30, 2015	March 31, 2015
	(in thousands)
Valuation changes:
Performing loans	$3,308	$15,232
Nonperforming loans	23,867	195
	27,175	15,427
Gain on payoffs	2,628	2,043
Gain (loss) on sales	265	(284)
	$30,068	$17,186

In the second quarter, the portfolios of performing and nonperforming loans increased in fair value by $3.3 million and $23.9 million, respectively. Valuation gains benefitted from higher actual home prices versus prior forecasts. Home price data used in our valuation model indicate that home prices in various regions of the country have improved in recent months. Additionally, improving home prices increased the expected realization value of certain properties transitioning from foreclosure to REO status during the second quarter. Expectations for home price appreciation2 in PMT’s distressed loan portfolio over the next twelve months are 3.9%, versus 4.0% at March 31, 2015.

The distressed loan portfolio also experienced valuation gains resulting from an improvement in observed market prices for similar assets during the quarter as well as improved payment history of loans in the reperforming portfolio.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $37.1 billion in UPB compared to $35.2 billion at March 31, 2015. Servicing fee revenue of $25.9 million was reduced by $10.0 million for amortization and $16.3 million of hedge losses, partially offset by $13.4 million of impairment reversal and fair value gains, resulting in net loan servicing revenue of $13.0 million, up from $8.0 million in the first quarter.

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2 Weighted average twelve-month projected housing price index change.

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The following schedule details the net loan servicing fees:

	Quarter ended
	June 30, 2015	March 31, 2015
	(in thousands)
Net loan servicing fees
Servicing fees (1)	$25,887	$22,629
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(9,987)	(9,592)
Reversal of (provision for) impairment	7,082	(6,379)
Gain on sale	–	83
Carried at fair value - change in fair value	6,307	(9,816)
Gains (losses) on hedging derivatives	(16,272)	11,076
	(12,870)	(14,628)
Net loan servicing fees	$13,017	$8,001

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(1) Includes contractually specified servicing revenue.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and an ongoing investment in MSRs. For the quarter ended June 30, 2015, PMT’s Correspondent Production segment generated pretax income of $5.2 million, versus $4.4 million in the first quarter. Revenues totaled $22.8 million, up 21 percent from the first quarter, driven by a significant increase in loan volumes, partially offset by lower margins.

Through its correspondent production activities in the second quarter, PMT acquired $11.9 billion in UPB of loans and issued IRLCs totaling $14.4 billion, compared to $8.0 billion and $9.5 billion, respectively, in the first quarter. Of the correspondent acquisitions, conventional conforming and jumbo volumes totaled $3.6 billion, and government insured or guaranteed volumes totaled $8.3 billion compared to $2.9 billion and $5.1 billion, respectively, in the first quarter.

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Net gain on mortgage loans acquired for sale totaled $11.2 million in the second quarter compared to $10.2 million last quarter. Segment revenues in the second quarter also included $7.3 million of loan origination fees and net interest income of $4.2 million. The second quarter results reflect a robust origination market due to high demand for loan refinancing and improving home purchase activity, which drove higher acquisitions and lock volume compared to the prior quarter.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	June 30, 2015	March 31, 2015
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$32,176	$27,460
Provision for representation and warranties	(1,419)	(925)
Cash investment (1)	(32,505)	(20,071)
Fair value changes of pipeline, inventory and hedges	12,923	3,696
	$11,175	$10,160

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(1) Includes cash hedge expense

Segment expenses increased 22 percent quarter-over-quarter to $17.5 million, primarily due to higher loan fulfillment fee expense resulting from the increase in loan acquisition volumes. The weighted average fulfillment fee rate in the second quarter was 43 basis points, compared to 45 basis points in the prior quarter.

Management Fees and Taxes

Management fees decreased by 17 percent from the first quarter to $5.8 million, driven by lower incentive fees resulting from PMT’s reduced financial performance in recent quarters.

PMT recognized an income tax benefit of $3.0 million in the second quarter, versus an income tax benefit of $11.3 million in the first quarter. The tax benefit resulted from a loss in the taxable REIT subsidiary.

Mr. Kurland concluded, “PMT’s focus remains investing in distinctive mortgage-related strategies that are enabled by our relationship with PennyMac Financial and its specialized operational capabilities.  Our recently completed inaugural credit risk transfer transaction is an important addition to PMT’s investment portfolio that further enhances the value generated from our correspondent production activities.  We remain diligent in pursuing a range of unique and attractive investment opportunities.  We believe that over the long term these strategies should produce our targeted returns on equity.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Wednesday, August 5, 2015.

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About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc. Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2015	March 31, 2015	June 30, 2014
	(in thousands except share data)
ASSETS
Cash	$114,698	$65,668	$37,902
Short-term investments	32,417	44,949	104,453
Mortgage-backed securities at fair value pledged to secure securities sold under agreements to repurchase and Federal Home Loan Bank advances	287,626	316,292	218,725
Mortgage loans acquired for sale at fair value	2,213,874	1,366,964	909,085
Mortgage loans at fair value	2,730,820	2,859,326	2,697,821
Mortgage loans under forward purchase agreements at fair value	–	–	–
Excess servicing spread purchased from PennyMac Financial Services, Inc.	359,102	222,309	190,244
Derivative assets	13,950	12,668	14,594
Real estate acquired in settlement of loans	324,278	317,536	240,471
Real estate acquired in settlement of loans under forward purchase agreements	–	–	–
Real estate held for investment	1,544	–	–
Mortgage servicing rights	394,737	359,160	315,484
Servicing advances	78,347	79,261	63,993
Due from PennyMac Financial Services, Inc.	9,342	5,778	4,137
Other assets	116,639	80,616	65,561
Total assets	$6,677,374	$5,730,527	$4,862,470
LIABILITIES
Assets sold under agreements to repurchase	$3,500,569	$3,562,109	$2,700,868
Federal Home Loan Bank advances	138,400	–	–
Mortgage loan participation and sale agreement	70,612	71,813	–
Credit risk transfer financing at fair value	649,120	–	–
Note payable	192,352	–	–
Note payable to PennyMac Financial Services, Inc.	52,526	–	–
Borrowings under forward purchase agreements	–	–	–
Asset-backed secured financing of the variable interest entity at fair value	151,489	162,222	170,201
Exchangeable senior notes	244,559	244,317	243,612
Derivative liabilities	6,818	2,071	6,347
Accounts payable and accrued liabilities	75,967	71,835	69,552
Due to PennyMac Financial Services, Inc.	16,245	18,719	19,636
Income taxes payable	36,706	39,903	63,218
Liability for losses under representations and warranties	16,714	15,379	11,876
Total liabilities	5,152,077	4,188,368	3,285,310
SHAREHOLDERS' EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 74,811,922, 74,585,222 and 74,139,070 common shares	748	746	741
Additional paid-in capital	1,483,389	1,482,250	1,468,791
Retained earnings	41,160	59,163	107,628
Total shareholders' equity	1,525,297	1,542,159	1,577,160
Total liabilities and shareholders' equity	$6,677,374	$5,730,527	$4,862,470

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	June 30, 2015	March 31, 2015	June 30, 2014
	(in thousands, except earnings per share)
Investment Income
Net interest income:
Interest income	$45,333	$40,685	$48,518
Interest expense	29,739	25,746	21,865
	15,594	14,939	26,653
Net loan servicing fees	13,017	8,001	8,758
Net gain on mortgage loans acquired for sale	11,175	10,160	10,222
Loan origination fees	7,279	5,287	4,485
Net gain on investments	22,614	3,447	73,134
Results of real estate acquired in settlement of loans	(1,806)	(5,832)	(5,348)
Other	1,892	1,655	2,652
Net investment income	69,765	37,657	120,556

Expenses
Expenses payable to PennyMac Financial Services, Inc.:
Loan fulfillment fees	15,333	12,866	12,433
Loan servicing fees (1)	12,136	10,670	14,180
Management fees	5,779	7,003	8,912
Professional services	1,662	1,828	2,690
Compensation	1,389	2,808	1,883
Other	8,378	6,302	7,154
Total expenses	44,677	41,477	47,252
Income before benefit from income taxes	25,088	(3,820)	73,304
Benefit from income taxes	(2,983)	(11,328)	(1,907)
Net income	$28,071	$7,508	$75,211

Earnings per share
Basic	$0.37	$0.09	$1.01
Diluted	$0.36	$0.09	$0.93
Weighted-average shares outstanding
Basic	74,683	74,528	74,065
Diluted	83,480	74,956	82,750

(1) Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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